Exhibit 28(c)




                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 11-K



                         ------------------------------



               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                   For the Fiscal Year Ended December 31, 1995


                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


Commission File Number  1-3215

                         ------------------------------


                         JOHNSON & JOHNSON SAVINGS PLAN
                        FOR UNION REPRESENTED EMPLOYEES

                            (Full title of the Plan)


                               JOHNSON & JOHNSON
                          ONE JOHNSON & JOHNSON PLAZA
                        NEW BRUNSWICK, NEW JERSEY 08933


          (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)

Item 4.  Financial Statements and Exhibits

         Report of Independent Accountants

         Financial Statements:
           Balance Sheets as of December 31, 1995 and 1994

         Statements of Operations and Changes in Plan Equity for the years ended December 31, 1995 and 1994

         Notes to Financial Statements

         Supplemental Schedules:
           Schedule of Investments at December 31, 1995

           Schedule of 5% Reportable Transactions
           for the year ended December 31, 1995

           Schedule of Non-exempt Transactions for the year ended December 31, 1995


Consent of Coopers & Lybrand L.L.P., dated June 26, 1996


The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                         JOHNSON & JOHNSON SAVINGS PLAN
                        FOR UNION REPRESENTED EMPLOYEES



                                  By:  /s/ C. H. Johnson
                                       ------------------------
                                       C. H. Johnson
                                       Chairman, Pension Committee



June 27, 1996

                         JOHNSON & JOHNSON SAVINGS PLAN
                        FOR UNION REPRESENTED EMPLOYEES

                                  -----------



                            FINANCIAL STATEMENTS AND
                             SUPPLEMENTAL SCHEDULES

                         as of and for the years ended
                           December 31, 1995 and 1994

                         JOHNSON & JOHNSON SAVINGS PLAN
                        FOR UNION REPRESENTED EMPLOYEES
                                     INDEX

Report of Independent Accountants                                            2

Financial Statements:
   Balance Sheets as of December 31, 1995 and 1994                         3-4

   Statements of Operations and Changes in Plan
     Equity for the years ended  December 31, 1995 and 1994                5-6

   Notes to Financial Statements                                           7-12

Supplemental Schedules:
   Schedule of Investments at December 31, 1995                              13

   Schedule of 5% Reportable Transactions for
     the year ended December 31, 1995                                        14

   Schedule of  Nonexempt Transactions for
     the year ended December 31, 1995                                        15

                      COOPERS & LYBRAND L.L.P. LETTERHEAD

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Pension Committee of
Johnson & Johnson Savings Plan

We have audited the accompanying balance sheets of the Johnson & Johnson Savings Plan for Union Represented Employees as of December 31, 1995 and 1994 and the related statements of operations and changes in plan equity for the years then ended. These financial statements are the responsibility of the Savings Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Johnson & Johnson Savings Plan for Union Represented Employees as of December 31, 1995 and 1994 and the results of its operations and changes in plan equity for the years then ended, in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules as listed in the accompanying index on page 1 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the balance sheets and the related statements of operations and changes in plan equity is presented for purposes of additional analysis rather than to present the balance sheets and statements of operations and changes in plan equity for each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

                                                COOPERS & LYBRAND L.L.P.

Parsippany, New Jersey
May 22, 1996


                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                                  BALANCE SHEET
                             As of December 31, 1995

                                                                               PARTICIPANT DIRECTED
                                                  ----------------------------------------------------------------------------------
                                                                      Fixed               J&J            Diversified       Total
                                                  USGS Fund       Interest Fund        Stock Fund       Equity Fund     Savings Plan
                                                  ---------       -------------        ----------       -----------     ------------
ASSETS:
- -------

Deposits in Group Annuity Contracts (Note 2)                           $930,405                                           $  930,405

Investments at Fair Value (Notes 2 and 5)          $586,316                            $5,268,412        $1,112,819        6,967,547

Accrued Dividends and Interest Receivable             2,849               5,239               196                              8,284
                                                   --------            --------        ----------        ----------       ----------
    Total Assets                                   $589,165            $935,644        $5,268,608        $1,112,819       $7,906,236
                                                   ========            ========        ==========        ==========       ==========


LIABILITIES AND PLAN EQUITY
- ---------------------------

Accrued Transfers                                  $ 11,400            $ 16,500        $  (46,300)       $   18,400

Plan Equity                                         577,765             919,144         5,314,908         1,094,419       $7,906,236
                                                   --------            --------        ----------        ----------       ----------
    Total Liabilities and Plan Equity              $589,165            $935,644        $5,268,608        $1,112,819       $7,906,236
                                                   ========            ========        ==========        ==========       ==========


                        See Notes to Financial Statements



                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                                  BALANCE SHEET
                             As of December 31, 1994

                                                                                 PARTICIPANT DIRECTED
                                                 ----------------------------------------------------------------------------------
                                                                     Fixed               J&J           Diversified       Total
                                                 USGS Fund       Interest Fund        Stock Fund       Equity Fund     Savings Plan
                                                 ---------       -------------        ----------       -----------     ------------
ASSETS:
- -------

Deposits in Group Annuity Contracts (Note 2)                          $441,123                                           $  441,123

Investments at Fair Value (Notes 2 and 5)         $305,899                            $2,074,229          $401,162        2,781,290

Accrued Dividends and Interest Receivable            1,396               2,452               233                              4,081
                                                  --------            --------        ----------          --------       ----------
    Total Assets                                  $307,295            $443,575        $2,074,462          $401,162       $3,226,494
                                                  ========            ========        ==========          ========       ==========


LIABILITIES AND PLAN EQUITY
- ---------------------------

Accrued Transfers                                 $ (2,000)          $  (2,900)       $    7,500         $  (2,600)

Plan Equity                                        309,295             446,475         2,066,962           403,762       $3,226,494
                                                  --------            --------        ----------          --------       ----------
    Total Liabilities and Plan Equity             $307,295            $443,575        $2,074,462          $401,162       $3,226,494
                                                  ========            ========        ==========          ========       ==========


                        See Notes to Financial Statements



                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
               STATEMENT OF OPERATIONS AND CHANGES IN PLAN EQUITY
                      For The Year Ended December 31, 1995

                                                                                  PARTICIPANT DIRECTED
                                                       ----------------------------------------------------------------------------
                                                                       Fixed              J&J          Diversified        Total
                                                       USGS Fund     Interest Fund      Stock Fund     Equity Fund     Savings Plan
                                                       ---------     -------------      ----------     -----------     ------------
Employee Contributions (Note 3)                         $341,742          $576,177      $  992,854        $576,207       $2,486,980

Employer Contributions (Note 3)                                                            452,099                          452,099

Interest                                                  26,729            46,209           2,611                           75,549

Dividends                                                                                   64,210          16,446           80,656
                                                        --------          --------      ----------      ----------       ----------
                                                         368,471           622,386       1,511,774         592,653        3,095,284

Additions to (Deductions From) Plan Equity:
- -------------------------------------------

Payments to Participants                                 (15,901)          (31,517)       (137,445)        (13,226)        (198,089)

Change in Unrealized Net Appreciation of Investments                                     1,528,964         141,859        1,670,823

Realized Net Gain on Sale of Investments                                                    35,408          72,971          108,379

Realized Net Gain on Stock Distributed                                                       3,345                            3,345

Assets Transferred                                       (84,100)         (118,200)        305,900        (103,600)
                                                        --------          --------      ----------      ----------       ----------
                                                        $268,470          $472,669      $3,247,946        $690,657       $4,679,742

Plan Equity, Beginning of Period                         309,295           446,475       2,066,962         403,762        3,226,494
                                                         -------           -------       ---------       ---------        ---------
Plan Equity, End of Period                              $577,765          $919,144      $5,314,908      $1,094,419       $7,906,236
                                                        ========          ========      ==========      ==========       ==========


                        See Notes to Financial Statements



                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
               STATEMENT OF OPERATIONS AND CHANGES IN PLAN EQUITY
                      For The Year Ended December 31, 1994

                                                                                 PARTICIPANT DIRECTED
                                                       -------------------------------------------------------------------------
                                                                       Fixed           J&J          Diversified        Total
                                                       USGS Fund    Interest Fund    Stock Fund     Equity Fund     Savings Plan
                                                       ---------    -------------    ----------     -----------     ------------
Employee Contributions (Note 3)                         $166,277         $234,629    $  557,561        $222,071       $1,180,538

Employer Contributions (Note 3)                                                         207,867                          207,867

Interest                                                   9,717           21,932         1,487                           33,136

Dividends                                                                                32,437           6,657           39,094
                                                        --------         --------    ----------        --------       ----------
                                                         175,994          256,561       799,352         228,728        1,460,635

Additions to (Deductions From) Plan Equity:
- -------------------------------------------

Payments to Participants                                  (2,286)         (12,896)      (37,317)         (7,851)         (60,350)

Change in Unrealized Net Appreciation of Investments                                    357,710         (13,794)         343,916

Realized Net Gain on Sale of Investments                                                   (572)         11,176           10,604

Realized Net Gain on Stock Distributed                                                    1,572                            1,572

Assets Transferred                                       (15,200)         (17,200)       36,400          (4,000)
                                                        --------         --------    ----------        --------       ----------
                                                        $158,508         $226,465    $1,157,145        $214,259       $1,756,377

Plan Equity, Beginning of Period                         150,787          220,010       909,817         189,503        1,470,117
                                                        --------         --------    ----------        --------       ----------
Plan Equity, End of Period                              $309,295         $446,475    $2,066,962        $403,762       $3,226,494
                                                        ========         ========    ==========        ========       ==========


                        See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS

1.      Organization:

        The Johnson & Johnson Savings Plan for Union Represented Employees (the "Plan" - a defined contribution plan) was established on January 1, 1993. The Plan was designed to enhance the existing retirement program of eligible employees. The funding of the Plan is made through employee and Company contributions. The assets of the Plan are maintained and transactions therein are executed by the trustee, Bankers Trust Company.

2.      Summary of Significant Accounting Policies:

        Valuation of Investments:

        Equity investments in the Johnson & Johnson Stock Fund, administered by the Bankers Trust Company, are valued at the average of the high and low market price on the last business day of the year. The cost of equity investments in the Johnson & Johnson Stock Fund are recorded at the average market price of the stock transactions for the month during which the contribution is made.

        The investments in the U.S. Government Securities, Fixed Interest and Diversified Equity funds represent the Plan's share of assets in the Savings Plan Trust. The U.S. Government Securities Fund consists of Short-term obligations that are issued or guaranteed by the U.S. Government. Investments are valued at cost which approximates market. Deposits in group annuity contracts in the Fixed Interest Fund are recorded at their contract value, which approximates fair value because these investments have fully benefit-responsive features. Contract value represents contributions and reinvested income, less any withdrawals plus accrued interest. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. However, withdrawals influenced by employer initiated events, such as in connection with the sale of a business, may result in a distribution at other than contract value. There are no reserves against contract values for credit risk of contract issuers or otherwise. The average yield and crediting interest rate of the Fixed Income Fund was 7.25 percent for 1995 and 7.26 percent for 1994. The crediting interest rate for the investment contracts is either agreed-to in advance with the issuer or varies based on an agreed-to formula, but cannot be less than zero. Equity investments and corporate obligations in the Diversified Equity Fund, managed by the Capital Guardian Trust Company are traded on a national securities exchange, and are valued at the last reported market sales price on the last business day of the year. Investments in the Diversified Equity Fund are purchased periodically by the Capital Guardian Trust Company based on the prevailing market values of the underlying investments.

        Temporary cash investments are stated at redemption value.

                                    Continued

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS, Continued

2.      Summary of Significant Accounting Policies, (Continued):

        Transfers:

        Transfers among funds, which are made at the participant's election have been presented as assets transferred.

        Use of Estimates:

        The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported. Actual results are not expected to differ from those estimates.

        Risks and Uncertainties:

        The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits.

        Other:

        Interest and dividend income is recorded as earned on the accrual basis. Purchases and sales of investment securities are reflected on a trade-date basis. Gains and losses on sales of investment securities are determined on the average cost method.

        All administrative expenses are paid by the Company.

3.      Contributions:

        Participating employees may contribute a minimum of $0.16 per hour up to a maximum of $0.80 per hour up to the first forty hours worked in each payroll week. All contributions are on a pre-tax basis. Pre-tax contributions may not exceed $9,240. The Company contributes to the Plan, out of current or accumulated profits, an amount equal to 25% of the employee directed contributions on the first $0.40 per hour.

                                    Continued

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS, Continued

3.     Contributions (continued):

       Contributions are made to the Plan by participants through payroll deductions and by the Company on behalf of participants. Employee contributions are to be invested in any of the four investment funds at the direction of the participating employees. All Company contributions are made to the J&J Stock Fund.

       The number of participants invested in each fund at December 31, 1995 and 1994 was:

                                                    1995             1994
                                                    ----             ----
       U.S. Government Securities Fund               609              350
       Fixed Interest Fund                           825              430
       Johnson & Johnson Stock Fund                1,410            1,115
       Diversified Equity Fund                       890              409

       Participants may elect to invest in more than one fund. A total of 1,987 and 1,153 active and former employees had investments in the Plan for 1995 and 1994, respectively.

4.     Benefits:

       All participants are fully vested in their contributions and the company match. The benefit to which a Plan participant is entitled is the amount provided by contributions (Company and participant) and investment earnings thereon (including net realized and unrealized investment gains and losses) which have been allocated to such participant's account balance.

5.     Investments:

       Investments held by the plan as of December 31, 1995 are summarized as follows:

                                                 Johnson & Johnson
                                                      Stock Fund
                                           ----------------------------
                                           Fair Value           Cost
                                           ----------        ----------
       Common Stocks:
           Johnson & Johnson               $5,257,076        $3,307,515

       Temporary Cash Investments              11,336            11,336
                                           ----------        ----------
                                           $5,268,412        $3,318,851
                                           ==========        ==========


                                    Continued

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS, Continued

5.     Investments, (Continued):

       The investments in the U.S. Government Securities, Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Balance Sheet represent the Plan's share of investments (approximately 0.3% of fair value) held by the Johnson & Johnson Savings Plan Trust. Total investments held by the Trust on behalf of the Plan and the Johnson & Johnson Savings Plan are summarized as follows:

       Description                                   Fair Value         Cost
       -----------                                  ------------   ------------
       USGS Fund:

           U.S. Government Securities - Short Term   $10,697,248    $10,697,248
           Other                                          52,086         52,086

       Fixed Interest Fund:

           Deposits in Group Annuity Contracts       608,271,081    608,271,081
           Other                                       3,486,745      3,486,745

       Diversified Equity Fund:

           Common Stocks                             277,019,865    208,082,469
           Other                                         490,758        490,758
                                                    ------------   ------------

                                                    $900,017,783   $831,080,387
                                                    ============   ============


       Investments held by the plan as of December 31, 1994 are summarized as follows:

                                                Johnson & Johnson
                                                      Stock Fund
                                            ----------------------------
                                            Fair Value            Cost
                                            ----------        ----------
       Common Stocks:

           Johnson & Johnson                $2,043,664        $1,623,066

       Temporary Cash Investments               30,565            30,565
                                            ----------        ----------

                                            $2,074,229        $1,653,631
                                            ==========        ==========


                                    Continued

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS , Continued

5.     Investments, (continued):

       The investments in the U.S. Government Securities, Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Balance Sheet represent the Plan's share of investments (approximately 0.3% of fair value) held by the Johnson & Johnson Savings Plan Trust. Total investments held by the Trust on behalf of the Plan and the Johnson & Johnson Savings Plan are summarized as follows:

       Description                                   Fair Value        Cost
       -----------                                  ------------   ------------
       USGS Fund:

           U.S. Government Securities - Short Term    $6,937,687     $6,937,687
           Other                                          31,882         31,882

       Fixed Interest Fund:

           Deposits in Group Annuity Contracts       600,303,776    600,303,776
           Other                                       3,393,712      3,393,712

       Diversified Equity Fund:

           Common Stocks                             179,915,286    156,158,848
           Other                                       2,084,151      2,084,151
                                                    ------------   ------------

                                                    $792,666,494   $768,910,056
                                                    ============   ============


       Realized gains on investments sold and distributed during the year are summarized as follows:

                               J&J Stock Fund                               Diversified Equity Fund
                  --------------------------------------              ----------------------------------------
                  Book Value       Proceeds         Gain              Book Value        Proceeds        Gain
                  ----------       --------         ----              ----------        --------        ----

      1995          $91,741         $130,494       $38,753              $468,575         $541,546      $72,971
      1994           40,965           41,965         1,000               151,173          162,349       11,176


6.   Tax Status:

     The Internal Revenue Service has determined and informed the Company by a letter dated April 19, 1993, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC.

                                    Continued

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                    NOTES TO FINANCIAL STATEMENTS , Continued

7.   Termination Priorities:

     The Company has the right to terminate the Plan at any time and in the event the Plan is terminated subject to conditions set forth in ERISA, the amount of each participant's account balance in the Plan is fully vested.

8.   Concentrations of Credit Risk

     Financial instruments which potentially subject the Plan to concentrations of credit risk consist principally of the Fixed Interest Fund holdings in fully benefit-responsive group annuity contracts with insurance and other financial institutions.

     The Fund places its fully benefit-responsive group annuity contracts with high-credit quality institutions and, by policy, limits the amount of credit exposure to any one financial institution.

9.   Reconciliation of Financial Statements to Form 5500:

     The following is a reconciliation of Plan Equity per the financial statements to the Form 5500:

                                                                   December 31,
                                                                       1995
                                                                   -------------
     Plan Equity Per the Financial Statements                       $7,906,236
     Amounts Allocated to Withdrawing Participants                     (23,713)
                                                                    ----------
     Plan Equity Per the Form 5500                                  $7,882,523
                                                                    ==========

                                                                    Year Ended
                                                                    December 31,
                                                                       1995
                                                                   -------------
     Benefits Paid to Participants Per the Financial Statements       $198,089

     Add: Amounts Allocated to Withdrawing Participants at
          December 31, 1995                                             23,713

     Less: Amounts Allocated to Withdrawing Participants
           at December 31, 1994                                         (2,444)
                                                                      --------

     Benefits Paid to Participants Per the Form 5500                  $219,358
                                                                      ========

     Amounts allocated to the withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 1995 but not yet paid as of that date.


                                    Continued

                                                           Supplemental Schedule

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
               ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENTS
                             AS OF DECEMBER 31, 1995

  FACE AMOUNT
   OR SHARES      ISSUES                         COST            FAIR VALUE
   ---------      ------                         ----            ----------

                  J&J STOCK FUND
                  --------------

                  Common Stock
                  ------------

61,441 shs.           Johnson & Johnson         $3,307,515       $5,257,076

                  Temporary Investments
                  ---------------------

    11,336        BT Pyramid Directed

                  Account Cash Fund                 11,336           11,336
                                                ----------       ----------

                  Total J&J Stock Fund          $3,318,851       $5,268,412
                                                ==========       ==========


                                    Continued


                                                           Supplemental Schedule

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                ITEM 27d - SCHEDULE OF 5% REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                             DISPOSED                       ACQUIRED
                                     --------------------------     ---------------------
                                     SALES              PROCEEDS    PURCHASES        COSTS     GAIN(LOSS)
                                     -----              --------    ---------        -----     ----------
SECURITY/PARTY
DESCRIPTION

SERIES OF TRANSACTIONS:

BT Pyramid Directed
Account-Cash Fund                     (a)              $1,356,150       (a)          $1,374,907       0

(a) Custodian is unable to provide detailed information on the number of transactions.


                                    Continued

                                                           Supplemental Schedule

                         JOHNSON & JOHNSON SAVINGS PLAN
                         FOR UNION REPRESENTED EMPLOYEES
                  ITEM 27e - SCHEDULE OF NONEXEMPT TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                         PURCHASES                                 SALES
                           -----------------------------------           ---------------------
NAME                       AFFILIATION                COST               SALES PRICE      GAIN
- ----                       -----------              ----------           -----------      ----
Johnson & Johnson
  Common Stock             Plan Administrator       $1,653,972               $ -          $ -

                      COOPERS & LYBRAND L.L.P. LETTERHEAD

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Johnson and Johnson Savings Plan for Union Represented Employees on Form S-8 (File No. 33-52252) of our report dated May 22, 1996, on our audits of the financial statements and financial statement schedules of Johnson and Johnson Savings Plan for Union Represented Employees as of December 31, 1995 and 1994, and for the years ended December 31, 1995 and 1994, which report is included in the Form 11-K.

                                                        COOPERS & LYBRAND L.L.P.
Parsippany, New Jersey
June 26, 1996